Exhibit 99.1
FOR IMMEDIATE RELEASE
Media Contacts:
Matt Benson 415-618-8750
Maggie Pisacane 212-687-8080
Sard Verbinnen & Co
Investor Relations Contact:
Doug Guarino 781-647-3900
INVERNESS ANNOUNCES BINDING OFFER TO ACQUIRE BIOSITE VIA CASH TENDER AT $92.50 PER SHARE
WALTHAM, Mass., May 9, 2007 — Inverness Medical Innovations, Inc. (Amex: IMA) today announced that it has submitted a new binding offer to acquire Biosite Incorporated (Nasdaq: BSTE) via a cash tender offer at $92.50 per share, enhancing the value of its prior proposal by $2.50 per share.
Commenting on the new offer, Ron Zwanziger, Chairman, President and Chief Executive Officer of Inverness said, “We are pleased to announce that we have submitted a new binding offer to purchase Biosite by way of a cash tender at $92.50 per share, an increase of $2.50 over our prior proposal of $90.00 per share. As we have stated before, we are committed to consummating this compelling transaction and through this offer have enhanced the speed, certainty and value of our proposal accordingly. We are pleased that Biosite’s board has previously recognized the superior value this strategic combination represents and are confident that Biosite will respond favorably to our new offer and once again deem it a Superior Proposal.”
Zwanziger continued, “We expect a combination with Biosite will be accretive to Inverness’ cash-based EPS in the near term as we quickly leverage our unique blend of entrepreneurial culture and sophisticated technological ability with Biosite’s strength in proprietary protein markers and robust cardiovascular platform.”
Advisors:
Covington Associates and UBS Investment Bank are acting as financial advisors to Inverness. Goodwin Procter LLP is serving as legal counsel to Inverness.
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About Inverness:
Inverness Medical Innovations, Inc. is a leading developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.
For additional information on Inverness Medical Innovations, Inc., please visit our website at www.invernessmedical.com.
Forward-Looking Statements:
This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect Inverness’ current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with general competitive factors, market and economic conditions generally, the demand for the acquired products, the ability of Inverness to successfully develop and commercialize the acquired products, the risks and uncertainties described in Inverness’ annual report on Form 10-K, as amended, for the period ended December 31, 2006, and other factors identified from time to time in its periodic filings with the Securities and Exchange Commission (the “SEC”). Risks and uncertainties relating to the proposed transaction include, without limitation: volatility in the market price of Biosite’s common shares; the lack of assurance that regulatory approvals or exemptions will be obtained or the proposed offer conditions will be satisfied; the extent to which holders of common shares determine to tender their shares to any offer; Biosite will not terminate its merger agreement with Beckman Coulter; Biosite will not enter into any definitive agreement with Inverness or, if entered into, that the terms of any agreement will be materially different from those described above; Inverness will not obtain the requisite debt financing for the transaction, or if obtained and the proposed transaction is consummated, Inverness would significantly increase its level of indebtedness; the anticipated benefits, including syngergies and accretion, of the transaction will not be realized; the closing conditions to any transaction that may be entered into are not realized; and the proposed transactions will not be consummated. These forward-looking statements speak only as of the date of this press release, and Inverness undertakes no obligation to update or revise any forward-looking statements contained herein.
Additional Information About the Proposed Transaction and Where to Find It:
This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Biosite. The solicitation and the offer to buy Biosite common shares will only be made pursuant to an offer to purchase and related materials that Inverness intends to file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY, PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE PROPOSED TENDER OFFER, THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND ALL OTHER RELEVANT DOCUMENTS IF, AND WHEN, THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.,

INCLUDING THE TERMS AND CONDITIONS OF THE PROPOSED TENDER OFFER. All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Biosite, 11030 Roselle St., San Diego, CA 92121 (619) 455-4808.
Participants in any solicitation that may occur in the event Inverness and Biosite enter into the proposed transaction:
In the event a transaction is entered into by and between Inverness and Biosite, Biosite and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Biosite shareholders in connection with the proposed transaction.
Information about Biosite’s directors and executive officers is available in Biosite’s proxy statement for its 2006 annual meeting of stockholders, as filed with the SEC on April 28, 2006.